REPUBLIC SERVICES, INC.
Offer To Exchange Its
New 6.086% Notes Due 2035
Which Have Been Registered Under the Securities Act of 1933
For Any And All Of Its Outstanding
6.086% Notes Due 2035
Pursuant To The Prospectus Dated                     , 2005
This Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless extended by Republic Services, Inc. (such date and time, as they may be extended, the “expiration date”). Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
, 2005
To Our Clients:
      Enclosed for your consideration is a Prospectus, dated                    , 2005 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Republic Services, Inc. (the “Corporation”) to exchange its outstanding 6.086% Notes Due 2035 (the “old notes”), into an equal principal amount of 6.086% Notes Due 2035 (the “new notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal.
      New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
      Assuming the Corporation has not previously elected to terminate the Exchange Offer, upon satisfaction or waiver of the conditions set forth in “The Exchange Offer — Conditions” section of the Prospectus, the Corporation will exchange any or all of the $275,674,000 aggregate principal amount outstanding of the old notes for new notes.
      This material is being forwarded to you as the beneficial owner of the old notes held by us for your account but not registered in your name. A tender of such old notes may only be made by us as the holder of record pursuant to your instructions.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf the old notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.
      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the old notes on your behalf in accordance with the provisions of the Exchange Offer.
      Any old notes that are tendered may be withdrawn at any time prior to the expiration date.
      The Corporation may, in its sole and absolute discretion, extend the expiration date.
      Your attention is directed to the following:

1. The Exchange Offer is subject to certain conditions set forth in the section of the Prospectus entitled “The Exchange Offer — Conditions.”

2. Any transfer taxes incident to the transfer of old notes from the holder to the Corporation will be paid by the Corporation, except as otherwise provided in the Instructions in the Letter of Transmittal.

3. The Exchange Offer expires at 5:00 p.m., New York City time, on , 2005, unless extended by the Corporation.

4. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration date.
      The Exchange Offer is not being made to (nor will tenders of old notes be accepted from or on behalf of) holders of old notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.
      If you wish to have us tender your old notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender old notes.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER
       The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Republic Services, Inc. with respect to its old notes.
      This will instruct you to tender the old notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.
      The method of delivery of this document is at the election and risk of the undersigned. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.
☐     Please tender the old notes held by you for my account as indicated below:
Aggregate Principal Amount
of Old Notes
6.086% Notes Due 2035: $
☐     Please do not tender any old notes held by you for my account.
Dated:                    , 2005
SIGN HERE

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).
None of the old notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all old notes held by us for your account.

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